EXHIBIT 99.1

Media Contacts:
Wendi Kopsick/Kimberly Kriger
Kekst and Company
212-521-4800
                                                           FOR IMMEDIATE RELEASE
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                   FOOTSTAR AND ITS COMMITTEES AGREE ON TERMS
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                        OF CONSENSUAL REORGANIZATION PLAN
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             --Footstar Amends Credit Agreement for Exit Financing--

MAHWAH, NEW JERSEY, November 29, 2005 - Footstar, Inc. today announced that it has reached an agreement with the unsecured creditors' and equity committees in its chapter 11 cases with respect to all of the terms to be included in a consensual plan of reorganization. The plan is subject to confirmation by the U.S. Bankruptcy Court for the Southern District of New York in White Plains.

Separately, the Company also announced that it has entered into an amended credit agreement with its lending group, led by Fleet National Bank, which revises the provisions for exit financing upon the Company's consummation of a Plan of Reorganization.

"With these two agreements, we are now positioned to implement our Plan of Reorganization and emerge from chapter 11," said Dale W. Hilpert, Chairman and Chief Executive Officer. "We believe that the agreement we have reached with our committees on a consensual plan fairly serves and balances the interests of all of Footstar's stakeholders. In addition, our amended credit facility will provide increased liquidity for Footstar upon emergence."

Under the agreement with the committees, all unsecured creditors will be paid in full with postpetition interest at the rate of 4.25% per annum. In addition, Footstar will distribute the undisputed portions of unsecured creditors' disputed claims on the distribution date of the plan, with the balance to be distributed upon resolution of such disputes. Equityholders will retain their equity interests.

Footstar will file an amended disclosure statement with respect to the plan and has scheduled a court hearing to review the adequacy of the disclosure statement. Upon approval of the disclosure statement, the Company will commence solicitation of the requisite stakeholder acceptances of the plan.

Bankruptcy law does not permit solicitation of acceptances of a chapter 11 plan until a Court approves the disclosure statement with respect to such plan. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on a plan of reorganization.

Footstar, Inc. is a leading discount footwear retailer. The Company operates Meldisco licensed footwear departments nationwide in Kmart and Rite Aid Stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart and Wal-Mart stores.

FORWARD-LOOKING STATEMENTS

This press may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: the Company's ability to continue as a going concern; its ability to operate pursuant to the terms of its debtor in possession and exit financing facility; its ability to obtain Court approval and any other required approvals with respect to motions in the Chapter 11 Case prosecuted by the Company from time to time; its ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Case; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 Case to Chapter 7 case; its ability to obtain and maintain normal terms with vendors and service providers; and the ability to maintain contracts that are critical to the Company's operations; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement and the delisting of the Company's common stock from the New York Stock Exchange; the impact and result of any action by the U.S. Securities and Exchange Commission (the "SEC") or any investigation by any other governmental agency related to the Company or the financial statement restatement process; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time the Company will operate under Chapter 11 protection, the outcome of the proceeding in general or the effect of the proceeding on the Company's businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company may have no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

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